Exhibit 24.3

I, the undersigned officer of KBS Legacy Partners Apartment REIT, Inc., hereby constitute C. Preston Butcher and David E. Snyder, and each of them singly, my true and lawful attorneys with full power to them, and each of them singly, to sign for me and in my name in the capacity indicated below, the registration statement filed herewith and any and all amendments to said registration statement, including any registration statement filed pursuant to Rule 462(b), and generally to do all such things in my name and in my capacity as an officer to enable KBS Legacy Partners Apartment REIT, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the SEC, hereby ratifying and confirming my signature as it may be signed by my said attorneys, or any of them, to said registration statement and any and all amendments thereto.

/s/ W. Dean Henry	Chief Executive Officer	February 6, 2013
W. Dean Henry